                                                                      EXHIBIT 11

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------




STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE

                                                         FOR THE NINE MONTHS
                                                          ENDED SEPTEMBER 30
                                                         1998           1997
                                                     ---------------------------
NUMERATOR:
  Net Income                                         $10,139,000     $10,281,000

DENOMINATOR:
  Denominator for basic earnings per share -
    weighted average shares outstanding                9,148,562       9,270,260
  Effect of diluted securities:
    Employee stock options                                54,750          23,037
                                                     ---------------------------
  Denominator for diluted earnings per share -
    adjusted weighted average shares outstanding       9,203,312       9,293,297
                                                     ===========================

BASIC EARNINGS PER SHARE                             $      1.11     $      1.11
                                                     ===========================
DILUTED EARNINGS PER SHARE                           $      1.10     $      1.11
                                                     ===========================